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                                                                    EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated July 10, 1997 relating to the financial statements of KCAL Broadcasting Group, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule appearing on page S-7 of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Los Angeles, California
July 16, 1997